Exhibit 99.1

Contact:
Matt Juneau	225.388.7940

Albemarle reports second quarter 2015 results

BATON ROUGE, LA - August 5, 2015 –

Second quarter 2015 highlights:

•	Adjusted earnings of $0.84 per share.

•	Three core business units grew constant currency revenue by 7% and adjusted EBITDA by 10% from prior year, and achieved adjusted EBITDA margins of 30%.

•	Actions taken to date will result in $50 million in acquisition synergies, in line with expectations.

•	Full year EPS guidance reaffirmed at $3.65 to $4.05.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts	2015	2014	2015	2014
Net sales	$931,485	$604,721	$1,815,889	$1,204,564
Adjusted EBITDA	$230,081	$144,688	$495,709	$280,718
Net income from continuing operations	$59,366	$89,404	$106,515	$155,408
Net income attributable to Albemarle Corporation	$52,147	$22,447	$95,262	$79,030
Diluted earnings per share	$0.46	$0.28	$0.86	$0.99
Non-operating pension and OPEB items(a)	(0.01)	(0.01)	(0.03)	0.10
Special items(b)	0.39	0.07	1.18	0.21
Discontinued operations(c)	—	0.76	—	0.78
Adjusted diluted earnings per share	$0.84	$1.10	$2.01	$2.08

See accompanying notes and reconciliations to the condensed consolidated financial information.

Albemarle Corporation (NYSE: ALB) reported second quarter 2015 earnings of $52.1 million, or $0.46 per share, compared to second quarter 2014 earnings of $22.4 million, or $0.28 per share. Second quarter 2015 adjusted earnings were $95.1 million, or $0.84 per share, compared to $86.8 million, or $1.10 per share, for the second quarter of 2014 (see notes to the condensed consolidated financial information). The Company reported net sales of $931.5 million in the second quarter of 2015, up from net sales of $604.7 million in the second quarter of 2014, driven primarily by the acquisition of Rockwood Holdings, Inc. (“Rockwood”), which closed January 12, 2015.

Earnings for the six months ended June 30, 2015 were $95.3 million, or $0.86 per share, compared to $79.0 million, or $0.99 per share, for the same period in 2014. Adjusted earnings for the six months ended June 30, 2015 (including $52.4 million in non-cash currency transaction gains from the first quarter) were $222.3 million, or $2.01 per share, compared to $165.2 million, or $2.08 per share, for 2014. Net sales for the six months ended June 30, 2015 were $1.82 billion, up from net sales of $1.20 billion, driven primarily by the acquisition of Rockwood.

“All of Albemarle’s core businesses, with the exception of Clean Fuels Technologies, delivered outstanding results in the second quarter. EBITDA margins in our core businesses were 30% for the quarter and 29% for the first half of the year,” said Albemarle President and CEO, Luke Kissam. “Our integration team has initiated actions which will result in our achieving at least $50 million in cost savings in 2015. Finally, we demonstrated the superior cash generating power of our businesses, with first half free cash flow on track with our expectations. Based on our performance year to date, we are reaffirming our full year EPS guidance of $3.65 - $4.05.”

As previously announced, as a result of the completion of the acquisition of Rockwood, the Company has realigned its global business units. The new structure aligns the Company’s strategic assets and businesses to be market-focused and allows it to more effectively leverage its combined resources on innovation and growth. The new reporting structure consists of three reportable operating segments, or global business units (“GBUs”): Performance Chemicals, Refining Solutions and Chemetall Surface Treatment. Three businesses that the Company previously announced it intends to sell will be reported together in the “All Other” category.

The acquisition of Rockwood was completed on January 12, 2015 for a purchase price of approximately $5.7 billion. The cash consideration was funded with proceeds from senior notes we issued in 2014 and borrowings under our term loan credit agreement, cash bridge facility and revolving credit agreement. The results of Rockwood from January 1, 2015 to January 12, 2015 (“stub period”) are excluded from the year-to-date financial results presented herein. Excluded net sales and adjusted EBITDA for the stub period were $33.2 million and $3.4 million, respectively.

Quarterly Segment Results

In order to provide a meaningful comparison of the results of operations, where applicable, segment results for the second quarter and six months ended June 30, 2015 are compared to pro forma segment results for the comparative periods of 2014. The 2014 pro forma segment results are based on the historical combined consolidated financial statements of Albemarle and Rockwood and were prepared to illustrate the effects of the integration of the Rockwood business, as well as the change in reporting structure discussed above. This supplemental pro forma financial information is also located on our website and in Albemarle’s Current Report on Form 8-K which was filed on April 13, 2015.

Performance Chemicals reported net sales of $437.0 million in the second quarter of 2015, an increase of 10.0% from second quarter 2014 pro forma net sales of $397.1 million. Excluding $21.8 million of unfavorable currency exchange impacts, net sales increased by 15.5% from the second quarter of 2014 primarily due to higher sales volumes for Bromine, Lithium and PCS as well as favorable price impacts. Adjusted EBITDA for Performance Chemicals was $148.7 million, an increase of 24.5% from second quarter 2014 pro forma results of $119.5 million. Excluding $6.5 million of unfavorable currency exchange impacts, adjusted EBITDA increased by 29.9%. The increase was primarily driven by higher overall sales volumes, favorable Bromine and Lithium pricing, and the addition of our Talison joint venture on May 28th, 2014. Net sales and adjusted EBITDA for the second quarter were both favorably impacted by the delivery of a large Bromine related order that was previously expected to be delivered in the third quarter.

Refining Solutions generated net sales of $164.6 million in the second quarter of 2015, a decrease of 19.7% from net sales of $205.0 million in the second quarter of 2014. Excluding $7.2 million of unfavorable currency exchange impacts, net sales decreased by 16.2% primarily driven by unfavorable Clean Fuels Technology volumes partly offset by favorable Heavy Oil Upgrading volumes. Adjusted EBITDA for Refining Solutions was $48.2 million in the second quarter of 2015, a decrease of 27.6% from second quarter 2014 results of $66.6 million. Excluding $1.0 million of unfavorable currency exchange impacts, Adjusted EBITDA decreased by 26.1% due primarily to lower Clean Fuels Technology sales volumes partly offset by favorable Heavy Oil Upgrading volumes.

Chemetall Surface Treatment reported net sales of $213.2 million in the second quarter of 2015, an increase of 0.4% from second quarter 2014 pro forma net sales of $212.4 million. Excluding $29.2 million of unfavorable currency exchange impacts, net sales increased by 14.1% primarily due to increased sales volumes related to the acquisition of the remaining shares of the Chemetall Shanghai joint venture in February of this year and favorable pricing. Adjusted EBITDA for Chemetall Surface Treatment was $48.4 million in the second quarter of 2015, a decrease of 1.3% from second quarter 2014 pro forma results of $49.1 million. Excluding $4.9 million of unfavorable currency exchange impacts, adjusted EBITDA increased by 8.6% due primarily to higher overall sales volumes and favorable pricing offset slightly by increased selling, general, and administrative expenses primarily associated with the Chemetall Shanghai joint venture acquisition.

All Other net sales were $113.4 million in the second quarter of 2015, a decrease of 24.0% from pro forma net sales of $149.2 million in the second quarter of 2014. Excluding $10.3 million of unfavorable currency exchange impacts, net sales decreased by 17.1% primarily due to unfavorable Fine Chemistry Services volumes and pricing . All Other adjusted EBITDA was $9.7 million in the second quarter of 2015, a decrease of 66.1% from second quarter 2014 pro forma results of $28.6 million. Excluding $2.2 million of unfavorable currency exchange impacts, adjusted EBITDA decreased by 58.3% due primarily to lower overall sales volumes and unfavorable Fine Chemistry Services pricing.

In total, the unfavorable currency exchange impact was $68.5 million in net sales and $12.7 million in adjusted EBITDA (including $1.9 million of favorable currency exchange impacts on Corporate results).

Corporate Results

Corporate adjusted EBITDA was $(25.0) million in the second quarter of 2015 compared to $(33.4) million pro forma adjusted EBITDA in the second quarter of 2014. The $8.4 million improvement is primarily related to achieved synergies and $1.9 million of favorable impacts from currency exchange.

Income Taxes

Our adjusted effective income tax rates, which exclude discontinued operations, special and non-operating pension and OPEB items, were 28.4% and 22.6% for the second quarter of 2015 and 2014, respectively. Our effective tax rate continues to be influenced by the level and geographic mix of income, and benefits from a favorable mix of income in lower tax jurisdictions. The effective tax rate increase compared to the prior year is primarily driven by the Rockwood acquisition, which caused a reduction in various benefits in our effective tax rate.

Cash Flow

Our cash flow from operations was approximately $133.2 million for the six months ended June 30, 2015, down 55% versus the same period in 2014 primarily due to significant cash expenses in the current period related to the Rockwood acquisition, including acquisition fees, costs to deliver synergy projects, and tax payments to repatriate cash from overseas. We had $207.2 million in cash and cash equivalents at June 30, 2015 as compared to $2.5 billion at December 31, 2014. Cash on hand, cash provided by operations and proceeds from borrowings funded $2.1 billion for acquisitions, $111.7 million of capital expenditures for plant, machinery and equipment and dividends to shareholders of $54.2 million during the six months ended June 30, 2015.

Earnings Call

The Company’s performance for the second quarter ended June 30, 2015 will be discussed on a conference call at 9:00 AM Eastern time on August 6, 2015. The call can be accessed by dialing 888-680-0869 (International Dial-In # 617-213-4854), and entering conference ID 45458728. The Company’s earnings presentation and supporting material can be accessed through Albemarle’s website under Investors at www.albemarle.com.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a premier specialty chemicals company with leading positions in attractive end markets around the world. With a broad customer reach and diverse end markets, Albemarle develops, manufactures and markets technologically advanced and high value added products, including lithium and lithium compounds, bromine and bromine derivatives, catalysts and surface treatment chemistries used in a wide range of applications including consumer electronics, flame retardants, metal processing, plastics, contemporary and alternative transportation vehicles, refining, pharmaceuticals, agriculture, construction and custom chemistry services. Albemarle is focused on delivering differentiated, performance-based technologies that deliver innovative and sustainable solutions to its customers. The Company employs approximately 6,900 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings and other information regarding the Company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release and the conference call and discussions that follow, including, without limitation, statements with respect to the transaction with Rockwood and the anticipated consequences and benefits of the transaction, product development, changes in productivity, market trends, price, expected growth and earnings, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, portfolio diversification, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; changes in the cost of raw materials and energy; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of claims or litigation; the occurrence of natural disasters; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates; volatility and substantial uncertainties in the debt and equity markets; technology or intellectual property infringement; decisions we may make in the future; the ability to successfully operate and integrate Rockwood’s operations and realize estimated synergies; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in the joint proxy statement / prospectus we filed in connection with the transaction with Rockwood, and in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$931,485	$604,721	$1,815,889	$1,204,564
Cost of goods sold(a)(b)	630,919	397,358	1,256,857	801,602
Gross profit	300,566	207,363	559,032	402,962
Selling, general and administrative expenses(a)	147,712	67,011	283,477	145,115
Research and development expenses	25,336	21,937	51,828	44,509
Restructuring and other charges, net(b)	—	3,332	—	20,332
Acquisition and integration related costs(b)	24,166	4,843	83,689	4,843
Operating profit	103,352	110,240	140,038	188,163
Interest and financing expenses(b)	(33,182)	(8,733)	(68,928)	(17,506)
Other income (expenses), net(b)	541	(979)	50,498	164
Income from continuing operations before income taxes and equity in net income of unconsolidated investments	70,711	100,528	121,608	170,821
Income tax expense(b)	17,139	21,773	31,279	34,963
Income from continuing operations before equity in net income of unconsolidated investments	53,572	78,755	90,329	135,858
Equity in net income of unconsolidated investments (net of tax)(b)	5,794	10,649	16,186	19,550
Net income from continuing operations	59,366	89,404	106,515	155,408
Loss from discontinued operations (net of tax)(c)	—	(60,025)	—	(61,794)
Net income	59,366	29,379	106,515	93,614
Net income attributable to noncontrolling interests	(7,219)	(6,932)	(11,253)	(14,584)
Net income attributable to Albemarle Corporation	$52,147	$22,447	$95,262	$79,030
Basic earnings (loss) per share
Continuing operations	$0.46	$1.05	$0.86	$1.78
Discontinued operations	—	(0.76)	—	(0.78)
	$0.46	$0.29	$0.86	$1.00
Diluted earnings (loss) per share
Continuing operations	$0.46	$1.04	$0.86	$1.77
Discontinued operations	—	(0.76)	—	(0.78)
	$0.46	$0.28	$0.86	$0.99
Weighted-average common shares outstanding – basic	112,189	78,662	110,160	79,199
Weighted-average common shares outstanding – diluted	112,607	79,091	110,536	79,602

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$207,238	$2,489,768
Other current assets	1,446,843	859,082
Total current assets	1,654,081	3,348,850
Property, plant and equipment	4,073,722	2,620,670
Less accumulated depreciation and amortization	1,455,185	1,388,802
Net property, plant and equipment	2,618,537	1,231,868
Other assets and intangibles	5,498,191	642,385
Total assets	$9,770,809	$5,223,103
LIABILITIES AND EQUITY
Current portion of long-term debt	$428,000	$711,096
Other current liabilities	940,078	428,790
Total current liabilities	1,368,078	1,139,886
Long-term debt	3,562,308	2,223,035
Other noncurrent liabilities	757,800	314,663
Deferred income taxes	766,713	56,884
Albemarle Corporation shareholders’ equity	3,179,077	1,359,465
Noncontrolling interests	136,833	129,170
Total liabilities and equity	$9,770,809	$5,223,103

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Six Months Ended
	June 30,
	2015	2014
Cash and cash equivalents at beginning of year	$2,489,768	$477,239
Cash and cash equivalents at end of period	$207,238	$515,119
Sources of cash and cash equivalents:
Net income	$106,515	$93,614
Proceeds from borrowings of long-term debt	1,000,000	—
Proceeds from other borrowings, net	133,699	—
Dividends received from unconsolidated investments and nonmarketable securities	45,526	11,944
Decrease in restricted cash	57,550	—
Working capital changes	—	63,235
Uses of cash and cash equivalents:
Working capital changes	(44,932)	—
Capital expenditures	(111,723)	(46,670)
Acquisition of Rockwood, net of cash acquired	(2,051,645)	—
Other acquisitions, net of cash acquired	(48,845)	—
Repurchases of common stock	—	(150,000)
Repayments of long-term debt	(1,331,648)	(3,016)
Repayments of other borrowings, net	—	(13,083)
Pension and postretirement contributions	(10,973)	(4,717)
Dividends paid to shareholders	(54,238)	(41,316)
Non-cash and other items:
Depreciation and amortization	131,469	52,714
Write-offs associated with restructuring and other	—	6,333
Impairment of assets of discontinued operations	—	80,711
Pension and postretirement (benefit) expense	(1,071)	17,917
Deferred income taxes	(41,207)	(16,114)
Equity in net income of unconsolidated investments (net of tax)	(16,186)	(19,550)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Actual	Actual	Pro forma	Actual	Actual	Pro forma
	2015	2014	2014	2015	2014	2014
Net sales:
Performance Chemicals	$436,962	$280,377	$397,146	$825,328	$556,274	$788,818
Refining Solutions	164,573	205,024	205,024	343,739	399,685	399,685
Chemetall Surface Treatment	213,195	—	212,371	405,286	—	416,112
All Other	113,404	119,320	149,229	235,773	248,605	310,388
Corporate	3,351	—	3,256	5,763	—	6,363
Total net sales	$931,485	$604,721	$967,026	$1,815,889	$1,204,564	$1,921,366

Adjusted EBITDA:
Performance Chemicals	$148,682	$76,954	$119,453	$279,210	$150,339	$234,639
Refining Solutions	48,200	66,551	66,551	90,393	127,585	127,585
Chemetall Surface Treatment	48,442	—	49,072	94,446	—	95,516
All Other	9,714	21,816	28,626	23,278	42,511	56,238
Corporate(a)	(24,957)	(20,633)	(33,350)	8,382	(39,717)	(67,276)
Total adjusted EBITDA	$230,081	$144,688	$230,352	$495,709	$280,718	$446,702

Performance Chemicals - details by product category:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Actual	Actual	Pro forma	Actual	Actual	Pro forma
	2015	2014	2014	2015	2014	2014
Net sales:
Bromine	$223,959	$195,601	$195,601	$413,551	$398,397	$398,397
Lithium	127,021	—	116,769	241,407	—	232,544
PCS	85,982	84,776	84,776	170,370	157,877	157,877
Total Performance Chemicals	$436,962	$280,377	$397,146	$825,328	$556,274	$788,818

Adjusted EBITDA:
Bromine	$68,697	$52,530	$52,530	$121,630	$109,247	$109,247
Lithium	53,645	—	42,499	104,223	—	84,300
PCS	26,340	24,424	24,424	53,357	41,092	41,092
Total Performance Chemicals	$148,682	$76,954	$119,453	$279,210	$150,339	$234,639

See accompanying notes to the condensed consolidated financial information and non-GAAP reconciliations below.

Notes to the Condensed Consolidated Financial Information

(a)
Non-operating pension and OPEB items, consisting of mark-to-market (“MTM”) actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our reportable segments and are included in the Corporate category. Although non-operating pension and OPEB items are included in Cost of goods sold and Selling, general and administrative expenses in accordance with GAAP, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. Non-operating pension and OPEB items included in Cost of goods sold and Selling, general and administrative expenses were as follows (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Cost of goods sold:
MTM actuarial (gain) loss	$(0.1)	$—	$(0.1)	$2.9
Interest cost and expected return on assets, net	(0.5)	(0.5)	(0.7)	(1.0)
Total	$(0.6)	$(0.5)	$(0.8)	$1.9

Selling, general and administrative expenses:
MTM actuarial loss	$—	$—	$—	$12.5
Settlements/curtailments	—	—	(2.6)	—
Interest cost and expected return on assets, net	(0.7)	(0.9)	(1.4)	(1.7)
Total	$(0.7)	$(0.9)	$(4.0)	$10.8

Settlements/curtailments for the six months ended June 30, 2015 resulted from the termination of a domestic OPEB plan during the first quarter of 2015. The MTM actuarial loss for the six months ended June 30, 2014 resulted from a remeasurement of the assets and obligations of one of our U.S. defined benefit pension plans and our supplemental executive retirement plan during the first quarter of 2014 in connection with a workforce reduction plan initiated in the fourth quarter of 2013.

(b)
In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items within the periods presented as special and excluded them from our adjusted earnings calculation. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Utilization of inventory markup(1)	$0.25	$—	$0.59	$—
Restructuring and other charges, net(2)	—	0.03	—	0.17
Acquisition and integration related costs(3)	0.15	0.04	0.53	0.04
Interest and financing expenses related to Rockwood acquisition(4)	—	—	0.01	—
Financing fees related to Rockwood acquisition(5)	—	—	0.03	—
Discrete tax items(6)	(0.01)	—	0.02	—
Total special items	$0.39	$0.07	$1.18	$0.21

(1)
In connection with the acquisition of Rockwood, the Company valued Rockwood’s existing inventory at fair value as of the acquisition date, which resulted in a markup of the underlying net book value of the inventory. The inventory markup is being expensed over the estimated remaining selling period. For the three months ended June 30, 2015, $27.3 million ($18.5 million after income taxes, or $0.16 per share) was included in Cost of goods sold, and Equity in net income of unconsolidated investments was reduced by $10.0 million ($0.09 per share), related to the utilization of the inventory markup. For the six months ended June 30, 2015, $67.6 million ($47.1 million after income taxes, or $0.43 per share) was included in

Cost of goods sold, and Equity in net income of unconsolidated investments was reduced by $17.9 million ($0.16 per share), related to the utilization of the inventory markup.

(2)	Restructuring and other charges consisted of the following:

Three months ended June 30, 2014 -

•	A write-off of $3.3 million ($2.1 million after income taxes, or $0.03 per share) for certain multi-product facility project costs that we do not expect to recover in future periods.

Six months ended June 30, 2014 -

•	Net charges amounting to $17.0 million ($11.1 million after income taxes, or $0.14 per share) in connection with a reduction of aluminum alkyls high cost supply capacity.

•	A write-off of $3.3 million ($2.1 million after income taxes, or $0.03 per share) for certain multi-product facility project costs that we do not expect to recover in future periods.

(3)	Acquisition and integration related costs consisted of the following:

Three months ended June 30, 2015 -

•
$21.3 million directly related to the acquisition of Rockwood and $2.9 million in connection with other significant projects. After income taxes, these charges totaled $16.4 million, or $0.15 per share.

Six months ended June 30, 2015 -

•
$78.7 million directly related to the acquisition of Rockwood and $5.0 million in connection with other significant projects. After income taxes, these charges totaled $58.6 million, or $0.53 per share.

Three and six months ended June 30, 2014 -

•	$4.8 million ($3.1 million after income taxes, or $0.04 per share) in connection with other significant projects.

(4)
Included in Interest and financing expenses for the six months ended June 30, 2015 is $1.6 million ($1.1 million after income taxes, or $0.01 per share) of interest and financing expenses associated with senior notes we issued in the fourth quarter 2014 in connection with the acquisition of Rockwood, which did not close until January 12, 2015.

(5)
Included in Other income (expenses), net, for the six months ended June 30, 2015 is $4.4 million ($3.2 million after income taxes, or $0.03 per share) for amortization of bridge facility fees and other financing fees related to the acquisition of Rockwood.

(6)
Included in Income tax expense for the three and six months ended June 30, 2015 is a benefit of $1.0 million, or $0.01 per share, related mainly to prior year uncertain tax position adjustments associated with lapses in statutes of limitations. Also included in Income tax expense for the six months ended June 30, 2015 are expenses of $3.2 million, or $0.03 per share, associated with U.S. provision to return adjustments, the release of uncertain tax positions associated with a lapse in the statute of limitations, and the inclusion of liabilities for non-indefinitely invested earnings on the announcement that the Company intends to sell its Minerals operating segment, which includes entities in Germany.

(c)
On April 15, 2014, the Company signed a definitive agreement to sell its antioxidant, ibuprofen and propofol businesses and assets to SI Group, Inc. Included in the transaction were Albemarle’s manufacturing sites in Orangeburg, South Carolina and Jinshan, China, along with Albemarle’s antioxidant product lines manufactured in Ningbo, China. In the second quarter of 2014, the Company began accounting for these assets as held for sale and recorded a pre-tax charge of $80.7 million ($60.3 million after income taxes, or $0.76 per share) related to the expected loss on the anticipated sale of the assets. The expected loss represented the difference between the carrying value of the related assets and their estimated fair value, based on the estimated sales price as outlined in the agreement less estimated costs to sell. The expected loss and estimated costs to sell, net of related taxes, are included in Loss from discontinued operations (net of tax) in our consolidated statements of income for the three-month and six-month periods ended June 30, 2014.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), adjusted diluted earnings per share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investors section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Financials.” Also, see below for supplemental reconciliations of the non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(In Thousands)
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation (“adjusted earnings”), EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before discontinued operations and the special and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before discontinued operations and the special and non-operating pension and OPEB items as listed below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net income attributable to Albemarle Corporation	$52,147	$22,447	$95,262	$79,030
Add back:
Non-operating pension and OPEB items (net of tax)	(862)	(855)	(3,089)	8,089
Special items (net of tax)	43,807	5,189	130,123	16,334
Loss from discontinued operations (net of tax)	—	60,025	—	61,794
Adjusted net income attributable to Albemarle Corporation	$95,092	$86,806	$222,296	$165,247

Net income attributable to Albemarle Corporation	$52,147	$22,447	$95,262	$79,030
Add back:
Interest and financing expenses	33,182	8,733	68,928	17,506
Income tax expense (from continuing and discontinued operations)	17,139	1,624	31,279	14,070
Depreciation and amortization	67,483	24,905	131,469	52,714
EBITDA	169,951	57,709	326,938	163,320
Non-operating pension and OPEB items	(1,314)	(1,370)	(4,823)	12,701
Special items (excluding special items associated with interest expense)	61,444	8,175	173,594	25,175
Loss from discontinued operations	—	80,174	—	82,687
Less depreciation and amortization from discontinued operations	—	—	—	(3,165)
Adjusted EBITDA	$230,081	$144,688	$495,709	$280,718

Net sales	$931,485	$604,721	$1,815,889	$1,204,564
EBITDA margin	18.2%	9.5%	18.0%	13.6%
Adjusted EBITDA margin	24.7%	23.9%	27.3%	23.3%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income (loss) attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP.

	Performance Chemicals	Refining Solutions	Chemetall Surface Treatment	Reportable Segments Total	All Other	Corporate	Consolidated Total
Three months ended June 30, 2015 (Actual):
Net income (loss) attributable to Albemarle Corporation	$83,016	$39,717	$26,254	$148,987	$3,612	$(100,452)	$52,147
Depreciation and amortization	31,843	8,483	19,111	59,437	5,724	2,322	67,483
Special items (excluding special items associated with interest expense)	33,823	—	3,077	36,900	378	24,166	61,444
Interest and financing expenses	—	—	—	—	—	33,182	33,182
Income tax expense	—	—	—	—	—	17,139	17,139
Non-operating pension and OPEB items	—	—	—	—	—	(1,314)	(1,314)
Adjusted EBITDA	$148,682	$48,200	$48,442	$245,324	$9,714	$(24,957)	$230,081

Three months ended June 30, 2014 (Actual):
Net income (loss) attributable to Albemarle Corporation	$63,861	$58,703	$—	$122,564	$18,393	$(118,510)	$22,447
Depreciation and amortization	13,093	7,848	—	20,941	3,423	541	24,905
Special items	—	—	—	—	—	8,175	8,175
Interest and financing expenses	—	—	—	—	—	8,733	8,733
Income tax expense	—	—	—	—	—	21,773	21,773
Loss from discontinued operations (net of tax)	—	—	—	—	—	60,025	60,025
Non-operating pension and OPEB items	—	—	—	—	—	(1,370)	(1,370)
Adjusted EBITDA	$76,954	$66,551	$—	$143,505	$21,816	$(20,633)	$144,688

Three months ended June 30, 2014 (Pro forma):
Net income (loss) attributable to Albemarle Corporation	$94,304	$58,703	$41,193	$194,200	$24,253	$(149,269)	$69,184
Depreciation and amortization	25,149	7,848	7,879	40,876	4,373	5,513	50,762
Special items	—	—	—	—	—	7,907	7,907
Interest and financing expenses	—	—	—	—	—	22,333	22,333
Income tax expense	—	—	—	—	—	34,073	34,073
Loss from discontinued operations (net of tax)	—	—	—	—	—	47,425	47,425
Non-operating pension and OPEB items	—	—	—	—	—	(1,332)	(1,332)
Adjusted EBITDA	$119,453	$66,551	$49,072	$235,076	$28,626	$(33,350)	$230,352

	Performance Chemicals	Refining Solutions	Chemetall Surface Treatment	Reportable Segments Total	All Other	Corporate	Consolidated Total
Six months ended June 30, 2015 (Actual):
Net income (loss) attributable to Albemarle Corporation	$154,679	$73,800	$37,109	$265,588	$9,027	$(179,353)	$95,262
Depreciation and amortization	62,126	16,593	37,307	116,026	11,222	4,221	131,469
Special items (excluding special items associated with interest expense)	62,405	—	20,030	82,435	3,029	88,130	173,594
Interest and financing expenses	—	—	—	—	—	68,928	68,928
Income tax expense	—	—	—	—	—	31,279	31,279
Non-operating pension and OPEB items	—	—	—	—	—	(4,823)	(4,823)
Adjusted EBITDA	$279,210	$90,393	$94,446	$464,049	$23,278	$8,382	$495,709

Six months ended June 30, 2014 (Actual):
Net income (loss) attributable to Albemarle Corporation	$125,190	$111,057	$—	$236,247	$35,724	$(192,941)	$79,030
Depreciation and amortization	25,149	16,528	—	41,677	6,787	1,085	49,549
Special items	—	—	—	—	—	25,175	25,175
Interest and financing expenses	—	—	—	—	—	17,506	17,506
Income tax expense	—	—	—	—	—	34,963	34,963
Loss from discontinued operations (net of tax)	—	—	—	—	—	61,794	61,794
Non-operating pension and OPEB items	—	—	—	—	—	12,701	12,701
Adjusted EBITDA	$150,339	$127,585	$—	$277,924	$42,511	$(39,717)	$280,718

Six months ended June 30, 2014 (Pro forma):
Net income (loss) attributable to Albemarle Corporation	$185,907	$111,057	$79,917	$376,881	$47,557	$(319,517)	$104,921
Depreciation and amortization	48,732	16,528	15,599	80,859	8,681	11,068	100,608
Special items	—	—	—	—	—	31,377	31,377
Interest and financing expenses	—	—	—	—	—	45,306	45,306
Income tax expense	—	—	—	—	—	60,063	60,063
Loss from discontinued operations (net of tax)	—	—	—	—	—	91,694	91,694
Non-operating pension and OPEB items	—	—	—	—	—	12,733	12,733
Adjusted EBITDA	$234,639	$127,585	$95,516	$457,740	$56,238	$(67,276)	$446,702

	Bromine	Lithium	PCS	Total Performance Chemicals
Three months ended June 30, 2015 (Actual):
Net income (loss) attributable to Albemarle Corporation	$60,486	$(213)	$22,743	$83,016
Depreciation and amortization	8,211	20,035	3,597	31,843
Special items	—	33,823	—	33,823
Adjusted EBITDA	$68,697	$53,645	$26,340	$148,682

Three months ended June 30, 2014 (Actual):
Net income (loss) attributable to Albemarle Corporation	$43,623	$—	$20,238	$63,861
Depreciation and amortization	8,907	—	4,186	13,093
Adjusted EBITDA	$52,530	$—	$24,424	$76,954

Three months ended June 30, 2014 (Pro Forma):
Net income (loss) attributable to Albemarle Corporation	$43,623	$30,443	$20,238	$94,304
Depreciation and amortization	8,907	12,056	4,186	25,149
Adjusted EBITDA	$52,530	$42,499	$24,424	$119,453

Six months ended June 30, 2015 (Actual):
Net income (loss) attributable to Albemarle Corporation	$104,958	$3,715	$46,006	$154,679
Depreciation and amortization	16,672	38,103	7,351	62,126
Special items	—	62,405	—	62,405
Adjusted EBITDA	$121,630	$104,223	$53,357	$279,210

Six months ended June 30, 2014 (Actual):
Net income (loss) attributable to Albemarle Corporation	$91,657	$—	$33,533	$125,190
Depreciation and amortization	17,590	—	7,559	25,149
Adjusted EBITDA	$109,247	$—	$41,092	$150,339

Six months ended June 30, 2014 (Pro Forma):
Net income (loss) attributable to Albemarle Corporation	$91,657	$60,717	$33,533	$185,907
Depreciation and amortization	17,590	23,583	7,559	48,732
Adjusted EBITDA	$109,247	$84,300	$41,092	$234,639